Exhibit 99.1

Merit Medical Executive Leadership Team Update

Joe Wright Appointed President

Expands Deep Bench of Leadership Team Talent; Supports “Continued Growth Initiatives” Program

SOUTH JORDAN, Utah, May 15, 2024 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a global leader of healthcare technology, today announced the appointment of Joe Wright as President, effective immediately. As President, Mr. Wright will be responsible for the oversight of Merit’s global commercial, marketing, and manufacturing operations.

Mr. Wright has been an instrumental part of the Merit team over the past 19 years. He most recently served as Chief Commercial Officer, where he led the development and expansion of Merit’s global commercial activities. Prior to that, he served as President of Merit’s International Division, leading Merit’s business units across APAC and the Americas, where he oversaw the development of Merit’s commercial strategy and led the expansion of the company’s international footprint, including the creation of Merit China in Beijing and the Merit Asia headquarters in Hong Kong.

“Investing in our people is a core part of the growth and profitability of our Continued Growth Initiatives Program,” said Fred P. Lampropoulos, Merit Medical’s Chairman and CEO. “Joe has been central to executing our strategic plan and positioning the company for continued success, including spearheading our commercialization efforts and overseeing significant international expansion, engineering the advanced capabilities of our renal therapies group, including the integration of the business and assets we acquired from AngioDynamics in 2023, and directing the development of our commercial excellence initiatives globally. He is a valuable member of our leadership team, and I look forward to continuing to work closely with him to improve the lives of patients and drive sustained value creation for our shareholders.”

“I am honored to take on the role of President at this important point in Merit’s journey,” said Mr. Wright. “I have been a part of this team for almost two decades and have developed a deep appreciation of Merit’s innovative technology, global access, unique and successful culture, alignment of values within the healthcare system and opportunities for growth. I look forward to advancing our CGI objectives, improving the profitability of our business, and investing in our future.”

Merit’s Board of Directors is continuing the process of identifying potential internal and external CEO candidates in preparation for the previously announced retirement of Mr. Lampropoulos at the end of 2025. The process is being overseen by Merit’s independent directors with the assistance of Korn Ferry, a leading executive search firm. Merit does not intend to provide further updates on the process until such time as a successor is designated.

ABOUT JOE WRIGHT

Joe Wright joined Merit Medical in 2005 and has served in a variety of roles, including most recently as Chief Commercial Officer, where he was responsible for leading the company’s overall commercial strategy. Prior to this, Mr. Wright served as President of Merit’s International Division, leading business units across APAC and the Americas. He also previously served as President of Merit Technology Group, overseeing Merit OEM, Merit Sensor and MCTec B.V. and as Vice President of Global Marketing. During his tenure, Mr. Wright oversaw the creation of Merit China in Beijing. He also established Merit Asia in Hong Kong, the company’s headquarters in Southeast Asia and expanded Merit’s presence with facilities and personnel in Australia, Brazil, Canada, India, Japan, Malaysia, South Korea, Taiwan and Vietnam. Before joining Merit, Mr. Wright held sales, marketing, and business development positions with Motorola and Micron. He holds Bachelor of Arts and Masters of Business Administration degrees from Columbia University.

ABOUT MERIT MEDICAL

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary disposable medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling more than 700 individuals. Merit employs approximately 7,000 people worldwide.

TRADEMARKS

Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc., its subsidiaries, or its licensors.

CONTACTS

PR/Media Inquiries

Sarah Comstock

Merit Medical

+1-801-432-2864 | sarah.comstock@merit.com

Investor Inquiries

Mike Piccinino, CFA, IRC

Westwicke - ICR

+1-443-213-0509 | mike.piccinino@westwicke.com